Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

June 8, 2021

Leisure Acquisition Corp.

250 West 57th Street, Suite 223

New York, NY 10107

Ladies and Gentlemen:

We have acted as counsel to Leisure Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, File No. 333-254279 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company of up to 18,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of Second Amended and Restated Certificate of Incorporation of the Company, as amended by the Amendment to Second Amended and Restated Certificate of Incorporation on December 9, 2019, Amendment No. 2 to Second Amended and Restated Certificate of Incorporation on March 31, 2020, Amendment No. 3 to Second Amended and Restated Certificate of Incorporation on June 30, 2020 and Amendment No. 4 to Second Amended and Restated Certificate of Incorporation on November 30, 2020; (ii) the Bylaws of the Company that are filed as Exhibit 3.3 to the Registration Statement; (iii) the Registration Statement; (iii) the Agreement and Plan of Merger, dated January 31, 2021, by and among the Company, Ensysce Biosciences, Inc. and EB Merger Sub, Inc. (the “Merger Agreement”); and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP